EATON VANCE RISK-MANAGED DIVERSIFIED EQUITY INCOME FUND

Supplement to Statement of Additional Information (“SAI”) dated November 10, 2021

EATON VANCE ENHANCED EQUITY INCOME FUND

Supplement to SAI dated January 20, 2022

EATON VANCE TAX-ADVANTAGED DIVIDEND INCOME FUND

EATON VANCE TAX-MANAGED DIVERSIFIED EQUITY INCOME FUND

EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FUND

Supplement to SAIs dated February 18, 2022

EATON VANCE SENIOR FLOATING-RATE TRUST

EATON VANCE TAX-ADVANTAGED GLOBAL DIVIDEND OPPORTUNITIES FUND

Supplement to SAIs dated February 28, 2022

EATON VANCE MUNICIPAL INCOME TRUST

Supplement to SAI dated March 29, 2022

EATON VANCE ENHANCED EQUITY INCOME FUND II

Supplement to SAI dated April 5, 2022

EATON VANCE TAX-MANAGED BUY-WRITE INCOME FUND

Supplement to SAI dated April 22, 2022

EATON VANCE TAX-MANAGED GLOBAL BUY-WRITE OPPORTUNITIES FUND

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

Supplement to SAI dated April 29, 2022

EATON VANCE NATIONAL MUNICIPAL OPPORTUNITIES TRUST

Supplement to SAI dated July 28, 2022

EATON VANCE SENIOR INCOME TRUST

Supplement to SAI dated August 25, 2022

EATON VANCE FLOATING-RATE INCOME TRUST

Supplement to SAI dated September 27, 2022

1.	The following is added to the table under “Trustees and Officers” under “Noninterested Trustees” for Eaton Vance Enhanced Equity Income Fund:

Name and Year of Birth	Trust Position(s)(1)	Length of Service	Principal Occupation(s) During Past Five Years and Other Relevant Experience	Number of Portfolios in Fund Complex Overseen By Trustee(1)	Other Directorships Held During Last Five Years(2)
ALAN C. BOWSER 1962	Class I Trustee	Since 2023	Formerly, Chief Diversity Officer, Partner and a member of the Operating Committee, and formerly served as Senior Advisor on Diversity and Inclusion for the firm’s chief executive officer, Co-Head of the Americas Region, and Senior Client Advisor of Bridgewater Associates, an asset management firm (2011-2023).	132	None

2.	The following is added to the table under “Trustees and Officers” under “Noninterested Trustees” for Eaton Vance Risk-Managed Diversified Equity Income Fund, Eaton Vance Tax-Advantaged Dividend Income Fund, Eaton Vance Tax-Managed Diversified Equity Income Fund, Eaton Vance Tax-Managed Global Diversified Equity Income Fund, Eaton Vance Senior Floating-Rate Trust, Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund, Eaton Vance Enhanced Equity Income Fund II and Eaton Vance Floating-Rate Income Trust:

Name and Year of Birth	Trust Position(s)(1)	Length of Service	Principal Occupation(s) During Past Five Years and Other Relevant Experience	Number of Portfolios in Fund Complex Overseen By Trustee(1)	Other Directorships Held During Last Five Years(2)
ALAN C. BOWSER 1962	Class II Trustee	Since 2023	Formerly, Chief Diversity Officer, Partner and a member of the Operating Committee, and formerly served as Senior Advisor on Diversity and Inclusion for the firm’s chief executive officer, Co-Head of the Americas Region, and Senior Client Advisor of Bridgewater Associates, an asset management firm (2011-2023).	132	None

3.	The following is added to the table under “Trustees and Officers” under “Noninterested Trustees” for Eaton Vance Municipal Income Trust, Eaton Vance Tax-Managed Buy-Write Income Fund, Eaton Vance Tax-Managed Global Buy-Write Opportunities Fund, Eaton Vance Tax-Managed Buy-Write Opportunities Fund, Eaton Vance National Municipal Opportunities Trust and Eaton Vance Senior Income Trust:

Name and Year of Birth	Trust Position(s)(1)	Length of Service	Principal Occupation(s) During Past Five Years and Other Relevant Experience	Number of Portfolios in Fund Complex Overseen By Trustee(1)	Other Directorships Held During Last Five Years(2)
ALAN C. BOWSER 1962	Class III Trustee	Since 2023	Formerly, Chief Diversity Officer, Partner and a member of the Operating Committee, and formerly served as Senior Advisor on Diversity and Inclusion for the firm’s chief executive officer, Co-Head of the Americas Region, and Senior Client Advisor of Bridgewater Associates, an asset management firm (2011-2023).	132	None

4.	The following replaces the third sentence in the first paragraph in the paragraphs below the tables under “Trustees and Officers”:

The Board is currently composed of eleven Trustees, including ten Trustees who are not “interested persons” of the Fund, as that term is defined in the 1940 Act (each a “noninterested Trustee”).

5.	The following is added as the eighth paragraph in the paragraphs below the tables under “Trustees and Officers”:

Alan C. Bowser. Mr. Bowser has served as a member of the Eaton Vance Fund Boards since April 4, 2022. Mr. Bowser has over 25 years of experience in the financial services industry, most of which has been dedicated to leading investment advisory teams serving institutions, family offices, and ultra-high net worth individuals in the U.S. and Latin America. From 2011-2023, Mr. Bowser served in several capacities at Bridgewater Associates, an asset management firm, including most recently serving as Chief Diversity Officer in addition to being a Partner and a member of the Operating Committee. Prior to joining Bridgewater, he was Managing Director and Head of Investment Services at UBS Wealth Management Americas from 2007 to 2011 and, before that, Managing Director and Head of Client Solutions for the Latin America Division at the Citibank Private Bank from 1999 to 2007. Mr. Bowser has been an Independent Director of Stout Risius Ross since 2021, a founding Board Member of the Black Hedge Fund Professionals Network and has served on the Boards of the Robert Toigo Foundation, the New York Urban League, the University of Pennsylvania, and as Vice Chairman of the Greater Miami Chamber of Commerce Task Force on Ethics. In 2020, he was recognized as one of the top 100 “EMPower Ethnic Minority Executive Role Models.”

6.	The following replaces the first sentence of the paragraph describing the Governance Committee under “Trustees and Officers”:

Mses. Mosley (Chairperson), Frost, Sutherland and Wiser, and Messrs. Bowser, Fetting, Gorman, Quinton, Smith and Wennerholm are members of the Governance Committee.

7.	The following replaces the first sentence of the paragraph describing the Contract Review Committee under “Trustees and Officers”:

Messrs. Fetting (Chairperson), Bowser, Gorman, Quinton, Smith and Wennerholm and Mses. Frost, Mosley, Sutherland and Wiser are members of the Contract Review Committee.

8.	The following replaces the first sentence of the paragraph describing the Portfolio Management Committee under “Trustees and Officers”:

Messrs. Smith (Chairperson), Bowser and Wennerholm and Mses. Frost and Mosley are members of the Portfolio Management Committee.

9.	The following replaces the first sentence of the paragraph describing the Ad Hoc Committee for Closed-End Fund Matters under “Trustees and Officers”:

Messrs. Quinton (Chairperson) and Fetting and Ms. Sutherland are members of the Ad Hoc Committee for Closed-End Fund Matters.

January 4, 2023